Exhibit 99.1

TELA Bio Achieves Record Fourth Quarter and Full Year 2023 Revenues and Reports Complete Financial Results

MALVERN, PA, March 21, 2024 -- TELA Bio, Inc. ("TELA Bio"), a commercial-stage medical technology company focused on providing innovative soft-tissue reconstruction solutions that optimize clinical outcomes by prioritizing the preservation and restoration of the patient's own anatomy, today reported financial results for the fourth quarter and full year ended December 31, 2023.

Recent Highlights

•	Reported revenue of $17.0 million in the fourth quarter and $58.5 million for the full year 2023, representing growth of 46% and 41%, respectively, over the corresponding periods of 2022;
•	Delivered the 12th consecutive quarter and third consecutive year of at least 35% year-over-year growth;
•	Increased demand for OviTex® and OviTex PRS Reinforced Tissue Matrix products during the full year 2023, resulting in a year-over-year revenue increase for each product of approximately 36% and 51%, respectively;
•	Commenced full U.S. commercial launch of LIQUIFIX FIX8™ Laparoscopic and LIQUIFIX Precision™ Open Hernia Mesh Fixation Devices, the only FDA-Approved liquid adhesive for internal use in hernia surgery, through partnership with Advanced Medical Solution;
•	Sold distribution rights of the NIVIS® Fibrillar Collagen Pack to MiMedx Group in exchange for at least $8 million and up to $12 million in total cash consideration;
•	Finalized preparations for a Q2 2024 U.S. commercial launch of OviTex IHR Reinforced Tissue Matrix, a new OviTex configuration designed to enhance utility in inguinal hernia repairs performed robotically and laparoscopically; and
•	Provided full year 2024 revenue guidance of $74.0 million to $76.0 million, representing 27% to 30% year-over-year growth.

“Our team has executed on our initiatives to drive market penetration, resulting in yet another year with over 40% year-over-year growth,” said Antony Koblish, co-founder, President, and Chief Executive Officer of TELA Bio. “The recalibration of our sales force over 2023 has led to increased productivity and an improved mix of sales across our product portfolio. At this week’s National Sales Meeting, we were thrilled to announce the formal launch of the LIQUIFIX devices, which we believe advances the future of hernia repair fixation in robotic, laparoscopic, and open cases with it novel, atraumatic approach. Beyond LIQUIFIX, the upcoming launch of our OviTex IHR suite of products should drive deeper penetration into the inguinal hernia space, generating greater awareness and adoption of products across our entire hernia franchise. Finally, the sale of distribution rights to our NIVIS product to MiMedx for $8 million to $12 million is a non-dilutive contribution to our cash position that should provide additional confidence about our pathway to profitability. 2023 was a great year that sets TELA Bio up for even more achievement in 2024!”

Fourth Quarter 2023 Financial Results

Revenue was $17.0 million in the fourth quarter of 2023, an increase of 46% compared to the same period in 2022. The increase was due to an increase in unit sales of our products and the continued expansion of the commercial organization, which resulted in increased penetration of existing customer accounts, the addition of new customers, and growing international sales.

Gross profit was $11.6 million in the fourth quarter of 2023, or 68% of revenue, compared to $8.2 million, or 70% of revenue, in the same period in 2022. The slight decrease in gross margin was primarily due to an increase in our excess and obsolete inventory adjustments.

Operating expenses were $23.9 million in the fourth quarter of 2023, compared to $17.6 million in the same period in 2022. The increase was due to higher compensation costs and employee-related expenses from additional headcount as we continue to expand our organization, as well as increased travel, consulting and professional fees.

Loss from operations was $12.3 million in the fourth quarter of 2023, compared to a loss from operations of $9.4 million in the same period in 2022.

Net loss was $12.9 million in the fourth quarter of 2023, compared to a net loss of $10.0 million in the same period in 2022.

Full Year 2023 Financial Results

Revenue was $58.5 million for the full year 2023, an increase of 41% compared to the same period in 2022. The increase was primarily due to an increase in unit sales of our products and the continued expansion of the commercial organization, which resulted in increased penetration of existing customer accounts, the addition of new customers, and growing international sales.

Gross profit was $40.1 million in the full year 2023, or 69% of revenue, compared to $27.0 million, or 65% of revenue, in 2022. The increase in gross margin was primarily due to improved inventory management processes and lower amortization of intangible assets.

Operating expenses were $84.2 million in the full year of 2023, compared to $66.1 million in 2022. The increase was due to higher compensation costs and employee-related expenses from additional headcount as we continue to expand our organization, as well as increased travel, consulting and professional fees.

Loss from operations was $44.1 million in the full year 2023, compared to a loss from operations of $39.0 million in 2022.

Net loss was $46.7 million in the full year 2023, compared to a net loss of $44.3 million in 2022.

Cash and cash equivalents on December 31, 2023 totaled $46.7 million.

2024 Financial Guidance

Full year 2024 revenue is projected to range from $74.0 million to $76.0 million, representing growth of 27% to 30% over full year 2023.

Conference Call

TELA Bio will host a conference call at 4:30 p.m. Eastern Time on Thursday, March 21, 2024 to discuss its fourth quarter and full year 2023 financial results. Investors interested in listening to the conference call should register online. Participants are required to register a day in advance or at minimum 15 minutes before the start of the call. A replay of the webcast can be accessed via the Events & Presentations page of the investor section of TELA Bio's website.

About TELA Bio, Inc.

TELA Bio, Inc. (NASDAQ: TELA) is a commercial-stage medical technology company focused on providing innovative technologies that optimize clinical outcomes by prioritizing the preservation and restoration of the patient's own anatomy. The Company is committed to providing surgeons with advanced, economically effective soft-tissue reconstruction solutions that leverage the patient's natural healing response while minimizing long-term exposure to permanent synthetic materials. For more information, visit www.telabio.com.

Caution Regarding Forward-Looking Statements

This press release contains forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. Words such as "may," "might," "will," "should," "believe," "expect," "anticipate," "estimate," "continue," "predict," "forecast," "project," "plan," "intend" or similar expressions, or statements regarding intent, belief, or current expectations are forward-looking statements and reflect the current beliefs of TELA Bio's management. Such forward-looking statements include statements relating to our expected revenue and revenue growth for the full year 2024. These statements are not guarantees of future performance and are subject to certain risks, uncertainties and other factors that could cause actual results and events to differ materially and adversely from those indicated by such forward-looking statements including, among others: the impact to our business from macroeconomic conditions, including any lingering effects of the COVID-19 pandemic and other public health crises, recessionary concerns, banking instability, increasing market interest rates, and inflationary pressures, potentially impacting our ability to market our products, demand for our products due to the deferral of elective procedures, the labor and staffing environment in the healthcare industry, disruption in our supply chain, or pricing pressures concerning our products or the procedures using our products; our ability to achieve or sustain profitability; our ability to gain market acceptance for our products and to accurately forecast and meet customer demand; our ability to compete successfully; that data from earlier studies related to our products and interim data from ongoing studies may not be replicated in later studies or indicative of future data; that data obtained from clinical studies using our product may not be indicative of outcomes in other surgical settings; our ability to enhance our product offerings; development and manufacturing problems; capacity constraints or delays in production of our products; maintenance of coverage and adequate reimbursement for procedures using our products; product defects or failures. These risks and uncertainties are described more fully in the "Risk Factors" section and elsewhere in our filings with the Securities and Exchange Commission and available at www.sec.gov, including in our Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. Any forward-looking statements that we make in this announcement speak only as of the date of this press release, and TELA Bio assumes no obligation to update forward-looking statements whether as a result of new information, future events or otherwise after the date of this press release, except as required under applicable law.

Investor Contact
Louisa Smith

ir@telabio.com

TELA Bio, Inc.

Consolidated Balance Sheets

(In thousands, except share and per share amounts)

(Unaudited)

	December 31,
	2023	2022
Assets
Current assets:
Cash and cash equivalents	$46,729	$42,019
Accounts receivable, net of allowances of $416 and $143	9,737	6,621
Inventory	13,162	11,792
Prepaid expenses and other assets	2,098	2,015
Total current assets	71,726	62,447
Property and equipment, net	1,984	1,682
Intangible assets, net	2,119	2,499
Right-of-use assets	1,954	1,227
Restricted cash	265	—
Total assets	$78,048	$67,855

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$1,667	$1,534
Accrued expenses and other current liabilities	15,300	10,869
Total current liabilities	16,967	12,403
Long-term debt	40,515	39,916
Other long-term liabilities	1,685	1,231
Total liabilities	59,167	53,550

Stockholders’ equity:
Preferred stock; $0.001 par value: 10,000,000 shares authorized; no shares issued and outstanding	—	—
Common stock; $0.001 par value: 200,000,000 shares authorized; 24,494,675 and 19,165,027 shares issued and outstanding at December 31, 2023 and December 31, 2022, respectively	24	19
Additional paid-in capital	339,655	288,361
Accumulated other comprehensive income	91	150
Accumulated deficit	(320,889)	(274,225)
Total stockholders’ equity	18,881	14,305
Total liabilities and stockholders’ equity	$78,048	$67,855

TELA Bio, Inc.

Consolidated Statements of Operations and Comprehensive Loss

(In thousands, except share and per share amounts)

(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2023	2022	2023	2022
Revenue	$16,998	$11,622	$58,453	$41,418
Cost of revenue (excluding amortization of intangible assets)	5,279	3,351	17,961	13,570
Amortization of intangible assets	95	95	380	804
Gross profit	11,624	8,176	40,112	27,044
Operating expenses:
Sales and marketing	17,164	11,647	59,681	43,252
General and administrative	4,053	3,242	14,887	13,862
Research and development	2,685	2,726	9,619	8,937
Total operating expenses	23,902	17,615	84,187	66,051
Loss from operations	(12,278)	(9,439)	(44,075)	(39,007)
Other (expense) income:
Interest expense	(1,345)	(1,174)	(5,223)	(4,051)
Loss on extinguishment of debt	—	—	—	(1,228)
Other income (expense)	733	634	2,634	(10)
Total other expense	(612)	(540)	(2,589)	(5,289)
Net loss	$(12,890)	$(9,979)	$(46,664)	$(44,296)
Net loss per common share, basic and diluted	$(0.53)	$(0.52)	$(2.04)	$(2.72)
Weighted average common shares outstanding, basic and diluted	24,490,066	19,159,649	22,868,663	16,267,678